EXHIBIT 10.18
STANDARD MOTOR PRODUCTS, INC.
2025 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE UNITS AWARD AGREEMENT – EMPLOYEES

                       THIS AGREEMENT, dated as of ____________, is between Standard Motor Products, Inc. (“Company”), a New York corporation, and __________ (“Awardee”).

WHEREAS, the Company has decided to grant an award (“Award”) to the Awardee under the Company’s 2025 Omnibus Incentive Plan (the “Plan”), and the Awardee wishes to accept the Award under the terms set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:
1.                 Award of Performance Share Units.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Awardee is hereby awarded ______ Performance Share Units (“PSUs” or “Units”), subject to the terms and conditions of the Plan and those herein set forth.  The Award is granted as of the date of this Agreement as noted above (the “Grant Date”). Except as otherwise provided herein, the PSUs shall remain unearned, nonvested, nontransferable and subject to a substantial risk of forfeiture.
2.         Performance Criteria.  The PSUs shall be subject to the Measurement Period and the Performance Goals described in Exhibit A to this Agreement. The Measurement Period for purposes of the PSUs shall be as described in Exhibit A.
(a) Performance must exceed the Threshold Performance Goal as described in Exhibit A for the Awardee to be entitled to earn any portion of the PSUs. If only the Threshold Performance Goal is achieved, the Awardee shall be entitled to earn 0% of the PSUs.
            (b)  If the Target Performance Goal is achieved, the Awardee shall be entitled to earn 100% of the PSUs.
            (c)  If the Maximum Performance Goal is achieved, the Awardee shall be entitled to earn ___% of the PSUs.
            (d)  If performance falls between the Threshold Performance Goal and the Target Performance Goal, or between the Target Performance Goal and the Maximum Performance Goal, the percentage of the PSUs which shall be earned will be as described in Exhibit A.

3.         Determination and Payment of Earned and Vested PSUs.
            (a)  Determination of Earned PSUs.  As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of PSUs that Awardee has earned.  The date as of which the Committee determines the number of PSUs earned shall be the “Award Date.” The Awardee shall immediately forfeit any PSUs that have not been earned as of the Award Date.
            (b)  Vesting.  The Awardee’s interest in the earned PSUs shall become vested and non-forfeitable on [__________] (the “Vesting Date”), subject to the remaining provisions of this Award. In the event that Awardee’s Service is terminated for any reason (a “Termination of Service”) before the Vesting Date, except as otherwise provided in this Section 3, all PSUs shall be forfeited.
[IF & AS APPLICABLE: (c) Death or Disability.  In the event of the Awardee’s Termination of Service due to the Awardee’s death or Disability, the Awardee shall be immediately vested in the PSUs, and the PSUs shall be deemed to be earned at the Target Performance Goal level, such that the Awardee shall be entitled to earn 100% of the PSUs. Notwithstanding the foregoing, if this Award has previously been earned but has not been paid solely because it is subject to additional time-based vesting, such earned but unvested PSUs shall become immediately vested and payable upon the Awardee’s death or Disability at the amount previously earned.]
[IF & AS APPLICABLE: (d) Qualifying Retirement. In the event of the Awardee’s Termination of Service due to the Awardee’s Qualifying Retirement, the PSUs shall continue to be earned based on the Company’s actual performance determined as of the Award Date pursuant to Section 3(a), and vested and payable pursuant to Section 3(b) on the Vesting Date; provided that, if the Awardee’s Qualifying Retirement occurs during the same calendar year in which this Award is made, then the number of PSUs awarded pursuant to Section 1 shall be prorated. The pro rata amount shall be calculated by dividing the number of weeks served (rounded up for any partial weeks of service) during the calendar year in which the Award is made by fifty-two.]
(e) Change of Control. Notwithstanding any provision of this Section 3 to the contrary, [the provisions of Article 17 of the Plan shall apply OR ________________] upon a Change of Control of the Company.
            (f)  Payment of PSUs.  The PSUs payable under this Section 3 shall be paid in Shares as soon as practicable after the date the PSUs become vested, except to the extent that the Committee, in its sole discretion, determines that cash be paid in lieu of some or all of such Shares.  In no event will the PSUs be paid later than the March 15th of the year after the year in which the PSUs become vested.
4. Other Terms and Conditions.  It is understood and agreed that the PSUs evidenced hereby are subject to the following additional terms and conditions:

            (a)  No Right to Continued Service.  PSUs shall not confer upon the Awardee any right with respect to continuance of employment or any other form of Service with the Company nor shall the grant of the PSUs interfere with the right of the Company to terminate the Awardee’s employment or other Service at any time and for any reason.
            (b)  Rights of a Stockholder.  Prior to the time PSUs are earned and fully vested hereunder, the Awardee shall have no right to transfer, pledge, hypothecate, or otherwise encumber such PSUs until and unless they have been fully earned and vested.  Before, if at all, the PSUs have been fully paid in Shares, the Awardee shall have no rights as a stockholder including, but not limited to, the right to vote or receive dividends on the Shares.
[IF APPLICABLE, other unique terms and conditions of the Award to be described.]
                        5.         Tax Withholding.  No later than the date of vesting of the PSUs, the Awardee shall pay to the Company an amount sufficient to allow the Company to satisfy any tax withholding obligations the Company may have in connection with the PSUs. To this end, the Awardee shall, as applicable:
[AS APPLICABLE: (a)  pay the Company the amount of tax to be withheld (which may be accomplished through a direction for payroll withholding with respect to other cash amounts due to the Awardee from the Company); AND/OR
(b)  at the discretion of the Company, deliver to the Company already-owned Shares held by the Awardee, having a Fair Market Value of not less than the amount of the tax withholding due, which Shares have been owned by the Awardee for more than six (6) months; AND/OR
(c)  at the discretion of the Company, make a payment to the Company consisting of a combination of cash and Shares described in (b); AND/OR
            (d)  at the discretion of the Company, have the Company withhold Shares that would otherwise be delivered to the Awardee at the time of such vesting (in an amount equal to the minimum statutory amount required to be withheld or such greater amount as the Committee may determine if such amount would not have adverse accounting consequences, as the Committee determines in its sole discretion).]
Notwithstanding the foregoing, it is the Awardee’s responsibility to properly report all income and remit all federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this PSU Award.
                        6.         References.  References herein to rights and obligations of the Awardee shall apply, where appropriate, to the Awardee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

                        7.         Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, email of a PDF document (with confirmation of transmission), or certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:

Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Attn.:  Office of the Corporate Secretary

If to the Awardee:

At the Awardee’s most recent address shown on the Company’s corporate records (including a Company-provided email address), or at any other address which the Awardee may specify in a notice delivered to the Company in the manner set forth herein.

                        8.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.
                        9.    Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.
        10.    Accounts. PSUs granted to Awardee shall be credited to an account (the “Account”) established and maintained for Awardee. An Awardee’s Account shall be the record of the PSUs granted to Awardee under the Plan, is solely for accounting purposes and shall not require a segregation of any Company assets.
        11.    Change in Capital Structure. In accordance with the terms of the Plan, the terms of this PSU Award shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.
        12.    Awardee Bound by Plan. Awardee has been provided a copy of the Plan and shall be bound by all the terms and provisions thereof. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.
        13.    Holding Period. If the Awardee is subject to the Company’s Stock Ownership Guidelines, as amended from time to time in the sole discretion of the Company, then, unless waived by the Company, after the end of the vesting period set forth in this Section 3, the Awardee shall be subject to a mandatory holding period of ______ for Shares acquired by the Awardee upon the lapse of restrictions on the PSUs, net of funds necessary for payment of applicable taxes. The Committee may waive the holding period if enforcing the holding period would create severe hardship or prevent an Awardee from complying with a court order.
                        14.       Waiver and Acknowledgement.  The Awardee agrees that the Plan supersedes and replaces all prior stock option and Share incentive plans of the Company, and hereby waives any entitlement to future grants of any Shares or options under any previously existing incentive plan other than the Plan, and further agrees that the Awardee has no right under any employment contract or agreement to any options or Shares except as specifically set forth in the Plan, or except as provided in previous grants.
            15.       Capitalized and Defined Terms.  Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.
[IF APPLICABLE: 16.       Forfeiture.   If the Awardee is an executive officer subject to Section 16 of the Exchange Act, the PSUs shall be subject to (i) forfeiture as provided under the Company’s Clawback Policy, as amended from time to time in the sole discretion of the Company; and (ii) any required reimbursement, forfeiture, or claw back rules issued in final form by the Securities and Exchange Commission or other applicable government agency. [IF APPLICABLE, other circumstances to be described, which may apply to executive offers or other employees, under which the Award may be subject to reduction, cancellation, forfeiture, or recoupment, such as violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Awardee, or other conduct by the Awardee that is detrimental to the business or reputation of the Company, its Affiliates, or its Subsidiaries.]]
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
/s/
                        Awardee

STANDARD MOTOR PRODUCTS, INC.

/s/
Name:
Title:

EXHIBIT A
Measurement Period: January 1, ___ to December 31, ___
Performance Goals and Percentage of PSUs Earned:

[IF APPLICABLE: Schedule of payments for intermediate results: The percentage of PSUs which shall be earned for intermediate results will be interpolated from 0% to ___%, depending upon the level of achievement of the Performance Goals described above.]